Exhibit 3.1
CERTIFICATE OF AMENDMENT
OF
CERTIFICATE OF INCORPORATION
OF
MIRAGEN THERAPEUTICS, INC.
MIRAGEN THERAPEUTICS, INC., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “DGCL”), does hereby certify:
FIRST: The name of the corporation is Miragen Therapeutics, Inc. (the “Corporation”).
SECOND: The date of filing of its original Certificate of Incorporation with the Secretary of State of the State of Delaware was June 17, 2014 under the name Signal Genetics, Inc.
THIRD: The Board of Directors of the Corporation, acting in accordance with the provisions of Sections 141 and 242 of the DGCL, adopted resolutions amending its Certificate of Incorporation as follows:
1.     Article I of the Certificate of Incorporation, as presently in effect, of the Corporation is hereby amended and restated in its entirety as follows:
“The name of this Corporation is Viridian Therapeutics, Inc. (the “Corporation”).”
FOURTH: That this amendment to the Certificate of Incorporation shall be effective as of 12:01 a.m., Eastern Time, on January 20, 2021.

In Witness Whereof, Miragen Therapeutics, Inc. has caused this Certificate of Amendment to be signed by its duly authorized officer this 15th day of January, 2021.

Miragen Therapeutics, Inc.

By:	/s/ Jason A. Leverone
Name: Jason A. Leverone
Title: Chief Financial Officer, Treasurer, and Secretary